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                                            EXHIBIT 11.0

                            COMPUTATION OF NET EARNINGS (LOSS) PER SHARE
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    QUARTER ENDED         FOUR QUARTERS ENDED
                                                    2/1/97   2/3/96          2/1/97    2/3/96
                                                    ------   ------          ------    ------
Weighted average of shares outstanding
  during period .............                       10,866   11,108          10,864    11,121

Weighted average common equivalent
  shares attributable to stock options granted,
  computed using the treasury stock method
  on a fully diluted basis ..                          311        0             308         0

Weighted average common and common
  equivalent shares .........                       11,177   11,108          11,172    11,121

Net earnings (loss) applicable to common
  stock                                               $531  $(6,275)         $3,248  $(18,692)

Net earnings (loss) per common and common
  equivalent shares ......................           $0.05   $(0.56)          $0.29    $(1.68)